Exhibit 99.1

BMB Munai, Inc. to Voluntarily Delist from the NYSE Amex

ALMATY, Kazakhstan, August 5, 2011 /PRNewswire/ -- On August 5, 2011, BMB Munai, Inc. (NYSE Amex: KAZ) (the "Company"), provided notice to the NYSE Amex of its intention to voluntarily delist its shares of common stock (“Common Stock”) from the NYSE Amex. As previously announced, the Company will sell its interest in its wholly-owned operating subsidiary, Emir Oil LLP (the “Sale”), to a subsidiary of MIE Holdings Corporation (HKEx: 1555), contingent upon the satisfaction of certain closing conditions. The Company intends to file with the Securities and Exchange Commission a Form 25 relating to the delisting of its Common Stock on the closing date of the Sale, with the delisting of its Common Stock taking effect ten calendar days thereafter. Accordingly, the Company expects that the last day of trading of its Common Stock on the NYSE Amex will be ten calendar days after the closing of the Sale. Upon delisting from NYSE Amex, the Company believes that its Common Stock will be eligible to trade on the Pink Sheets LLC (the “Pink Sheets”). While the Common Stock may be quoted over-the-counter on the Pink Sheets, there can be no assurance that trading in its Common Stock will continue on the Pink Sheets or otherwise.

The Company’s announcement of its intention to voluntarily delist from the NYSE Amex is another step in a series of steps the Company is taking towards the closing of the pending Sale.

About the Company

BMB Munai, Inc. is an independent oil and gas company engaged in the exploration and test production of crude oil and natural gas in Western Kazakhstan. The Company maintains administrative offices in Salt Lake City, Utah and Almaty, Kazakhstan.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking" statements regarding the Company's proposed Sale, the closing of the transaction, the delisting of its Common Stock from the NYSE Amex and the timing thereof, and the quotation of the Company’s Common Stock on the Pink Sheets. All such forward-looking statements are subject to uncertainty and changes in circumstances. No forward-looking statements are guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include the failure of any one or more of the closing conditions to the Sale, termination of the definitive purchase agreement, and other economic, business and regulatory risks and factors identified in the Company's periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

NYSE Amex has neither approved nor disapproved of the contents of this press release.

CONTACT:
Adam R. Cook
Corporate Secretary
+1-801-355-2227
USoffice@bmbmunai.com